                      STATEMENT REGARDING COMPUTATION OF
                          PRIMARY EARNINGS PER SHARE
                      Youth Services International, Inc.



                                                                                      Three           Three
                                                                                      Months          Months
                                                                                      Ended           Ended
                                                                                     9/30/96         9/30/95
                                                                                  -----------      -----------
Weighted average shares
   outstanding                                                                     8,984,729        8,099,664

Weighted average common stock
   equivalents outstanding:
           Stock options                                                           1,434,858        1,342,707
           Employee stock purchase options                                           245,241          147,018
           Warrants                                                                  187,924          231,900
                                                                                  -----------      -----------
           Total                                                                   1,868,023        1,721,625
                                                                                  -----------      -----------


Assumed treasury stock repurchases:
           Stock options                                                             473,591          675,927
           Employee stock purchase options                                           199,258          147,018
           Warrants                                                                   32,683          117,956
                                                                                  -----------      -----------
           Total                                                                     705,531          940,901
                                                                                  -----------      -----------


Net weighted average common stock
   equivalents                                                                     1,162,492          780,725
                                                                                  -----------      -----------

Total primary weighted average
   common stock and common stock
   equivalents outstanding                                                        10,147,221        8,880,389
                                                                                 ============      ===========


Note:  20% buy back limit                                                          1,796,946        1,619,933
                                                                                 ============      ===========

Net income                                                                          $570,000         $742,000
                                                                                 ============      ===========

Primary earnings per share                                                             $0.06            $0.08
                                                                                 ============      ===========


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Note:  The fully-diluted calculation has not been presented as the impact is anti-dilutive.